Exhibit 10.4

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) made effective as of September 21, 2025 (the “Effective Date”), by and among Twine Solutions Ltd., an Israeli company, Registration No. 515218717 (the “Company”), each of the Accepting Shareholders (as defined below) and Steakholder Foods Ltd., an Israeli company, Registration No. 520041955 (the “Buyer”). Each of the Company, the Accepting Shareholders and the Buyer shall be referred to herein as a “Party” and collectively, the “Parties”.

WHEREAS, the Accepting Shareholders signatory hereto own, beneficially and of record, as of the date hereof, at least 51% of the issued and outstanding share capital of the Company and, by virtue of signing this Agreement, have accepted the offer extended by Buyer and agreed to sell to Buyer all of their respective portions of the Acquired Shares, free from all Encumbrances (as defined below), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Buyer desires to purchase from the Current Shareholders the Acquired Shares (as defined below), pursuant to the terms and conditions more fully set forth in this Agreement (the “Acquisition”); and

WHEREAS, following the Acquisition, the Company will become a wholly-owned Subsidiary of the Buyer;

WHEREAS, the Board of Directors of the Company and of the Buyer have (i) determined that this Agreement, the Acquisition, and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and the Buyer (as the case may be) and their respective shareholders, and (ii) approved this Agreement, the Acquisition and Transaction.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Definitions

1.1.	For purposes hereof:

“3(i) Options” means Buyer Options subject to Tax pursuant to Section 3(i) of the Ordinance.

“102 Trustee” means a trustee appointed by the Buyer and approved by the ITA in accordance with Section 102 of the Ordinance, and any regulations promulgated thereunder, for the purpose of holding and administering Buyer Options granted under Section 102 and the Plan.

“341 Legal Proceeding” means a pending legal proceeding with respect to the compulsory sale of Acquired Shares pursuant to the Bring-Along Provisions that is filed by a Remaining Shareholder with a court of competent jurisdiction in accordance with Section 341(b) of the Companies Law during the one-month period following the delivery of the Bring-Along and Company Notice.

“Accounts Date” means June 30, 2025.

“Accepting Shareholders” means (i) the Current Shareholders of the Company signatories hereto as of the date of this Agreement, (ii) the Remaining Shareholders that have delivered a duly executed Joinders (as defined below) and (iii) each of the Remaining Shareholders in relation to which the Company or its designee has executed a Joinder to this Agreement on its behalf, pursuant to Section 3.5.

“Acquired Shares” means a total of 9,782,052 Ordinary Shares and of a total number of 361,917,8861 Preferred Shares representing 100% of the issued and outstanding share capital of the Company on a Fully Diluted Basis except for any shares to which the Buyer shall be entitled to receive as a result of a conversion pursuant to the Twine Convertible Loan Agreement;

“ADS” means American Depositary Share of the Buyer, each representing 4,000 Buyer’s Ordinary Shares.

“Affiliate” means with respect to any person or entity, any person or entity directly or indirectly, controlling such person, controlled by or under common control with such person or entity, without limitation, any general partner, managing member, officer or director of that person or entity, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with that person or entity. For this purpose: “Control” shall mean : (i) the ability to direct, or cause the direction of, the management and policies of the relevant person, whether through the ownership of voting securities, by contract or otherwise, and whether directly or indirectly, or (ii) the beneficial ownership (directly or indirectly, including through one or more intermediaries) of 50% or more of the ownership interests in such person, including the issued and outstanding share capital, voting rights or other ownership interests or the right to appoint the majority of the directors (or the equivalent thereof) in such person;

“Applicable Laws” means all laws, regulations, directives, statutes, subordinate legislation, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal exercising statutory or delegated powers issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all statutory guidance and policy notes having a force of law, in each case to the extent applicable to the parties or any of them, or as the context requires.

“Balance Sheet” means the unaudited trial balance sheet of the Company as of December 31, 2024, and June 30, 2025, a copy of which is attached to Schedule 6.14 of the Schedule of Exceptions.

“Bring-Along Provision” means Article 27 of the Company’s current articles of association (the “Current Articles”);

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States, a legal holiday in the State of Israel or any day on which banking institutions in the State of New York or in the State of Israel are authorized or required by law or other governmental action to close; provided, however, that, for calculating Business Days with respect to any action to be taken by the Company hereunder, Friday after 1:00 p.m. (Tel Aviv time) shall not be considered a Business Day;

“Buyer Option” means an Option, under the Plan, and Section 102 of the Ordinance, which shall apply to the fullest extent permissible, having vesting schedule and exercise price as determined by the board of directors of the Buyer.

“Buyer’s Ordinary Shares” means ordinary shares with no par value per share of the Buyer.

“Companies Law” means the Israeli Companies Law 5759-1999 and any regulations promulgated thereunder.

[1]	NTD: calculated assuming a Closing Date of October 30, and without any conversion under the Twine Convertible Loan Agreement.

“Company Option” means any option to purchase Ordinary Shares of the Company, granted under the Company Plan;

“Company Plan” means the Company’s Share Option Plan 2015;

“Current Shareholders” means all of the shareholders of the Company on the date hereof as set forth in Exhibit A1, attached hereto;

“Data Protection Law” means all Applicable Laws in connection with data protection and privacy protection which apply to the Group Companies, including without limitation the European Regulation (EU) 2016/679 (the General Data Protection Regulation) and the Israel Privacy Protection Law 5741-1981 and the rules and regulations promulgated thereunder;

“D.B.W. Holdings (2005) Ltd. Convertible Loan Agreement” means that certain convertible loan agreement by and between the Buyer and D.B.W. Holdings (2005) Ltd. dated June 5, 2025, for the provision of the Principal Amount (as defined therein) to the Buyer.

“Disclosed” means fully, fairly and specifically disclosed in the Schedule of Exceptions.

“Deposit Agreement” means the Deposit Agreement dated March 16, 2021, among the Buyer, The Bank of New York Mellon as Depositary and the owners and holders of ADSs from time to time, as such agreement may be amended or supplemented.

“Depositary” means The Bank of New York Mellon, as Depositary under the Deposit Agreement.

“Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, right of first negotiation, right of first notice, preemptive right, title reversion agreement, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement except for any encumbrance or other restriction imposed directly pursuant to this Agreement, under any applicable law, and solely with regard to the Accepting Shareholders - the Current Articles and the RRA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted Basis” means with respect to any person, all issued and outstanding share capital of any class, warrants, options, convertible loans, rights and convertible securities of such person, all on an as-if exercised and as-converted basis (including all rights and promises of any kind that could directly or indirectly result in any right to receive or purchase any of the foregoing).

“Fundamental Representations” means the representations and warranties set forth in Sections 6 (Organization; Good Standing), 6.2 (Share Capital), 6.3 (Authorization; Approvals), 6.5 (Insolvency), and 6.9 (Intellectual Property).

“Gefen Loans” shall have the meaning set forth in the Section 6.8 of the Schedules of Exceptions.

“Gefen Private Placement Agreement” means certain securities purchase agreement by and between the Buyer and Gefen Capital Investments’ L.P. – Series Twine, dated June 5, 2025, for the provision of the Subscription Amount (as defined therein).

“Governmental Entity” means any government or governmental or regulatory body thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any competent court or arbitral body, exercising executive, legislative, judicial, regulatory or administrative functions, including but not limited to the SEC and the ITA.

“Granted Options” shall have the meaning ascribed to it in Section 4.4 below.

“Key Persons” for the Company means each of the following: (1) Allon Maoz, and (2) Alon Bar-Shany and for the Buyer means each of the following: (1) Arik Kaufman, and (2) Yaron Kaiser.

“Knowledge of the Company” or “Company’s Knowledge” means any fact, thing or matter actually known by any of the Key Persons.

“Knowledge of the Buyer” or “Buyer’s Knowledge” means any fact, thing or matter actually known by any of the directors or management of Buyer.

“Indemnification Agreements” means the indemnification agreements to be executed by (i) the directors who will be appointed to the Buyer’s board of directors which will be nominated as set forth herein, and (ii) the Key Persons and each of the directors of the Company immediately after Closing, effective as of Closing, in accordance with the provisions of Section 4.1 hereinafter, in the form attached hereto as Exhibits B1 & B2, respectively.

“Intellectual Property” means patents, utility models, trademarks, service marks, trade and business names, registered designs, design rights, copyright rights, trade secrets, confidential information of all kinds and other similar proprietary rights which may subsist in any part of the world and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and rights to apply for such registrations;

“Insider Trading Policy” means a true and complete copy of the Buyer’s insider trading policy, as the same may be amended, supplemented or restated from time to time, as attached as Exhibit 11.1 to the Most Recently Filed Form 20-F of the Buyer.

“Inventions” means any patent applications, patents, know-how, technical information, work product, designs, ideas concepts, information, materials, processes, data, programs, improvements, innovations, discoveries, developments, artwork, works of authorship, concepts, drawings, algorithms, techniques, methods, systems, processes, compositions of matter, computer software programs, databases and mask works formulae, other copyrightable works, and technique, whether or not patentable, copyrightable or protectable as trade secrets, irrespective of whether registered as a patent, copyright, trademark or in another form.

“ITA” means Israel Tax Authority.

“Material Adverse Effect” means a significant event, circumstance, or change that is unknown on the date hereof, that is materially adverse to the business, assets (including intangible assets), liabilities, condition (financial or otherwise) property or results of operation of a Party in a manner that makes the viability of such Party’s business reasonably unlikely (for example: liquidation proceedings being enforced against a Party), except that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Material Adverse Effect has occurred: (a) any changes to global or local economic, political, financial or securities market conditions; (b) any changes or developments in conditions in the industries or markets in which the relevant Party operates, (c) any act of war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any such act of war, armed hostilities or terrorism threatened or underway as of the date of this Agreement; (d) any changes in applicable laws or regulations or IFRS/GAAP or other accounting standards or the interpretation thereof which are applicable to the relevant Party and its Subsidiaries; or (e) any material international or national calamity or earthquake, hurricane, pandemic or other natural disaster or act of God; provided, that in each case of the preceding clauses, such condition or change does not have a disproportionate effect on the Party relative to similarly situated businesses in the industries and jurisdictions in which such Party operates.

“Major Seller” means any Current Shareholder who, directly or indirectly (including through one or more affiliates or nominees), holds two percent (2%) or more of the issued and outstanding share capital of the Buyer immediately following the Closing Date.

“Nasdaq” means the Nasdaq Stock Market LLC or any successor thereto.

“Optionee” means the employees of the Company listed in Exhibit C attached hereto.

“Ordinance” means the Israeli Income Tax Ordinance [New Version] 5721-1961 and all the regulations, rules and orders promulgated thereunder.

“Ordinary Shares” means ordinary shares, par value ILS 0.01 each of the Company.

“Permits” means any approvals, authorizations, consents, licenses or permits of a Governmental Entity.

“Person” or “person” means (i) any individual, firm, company, limited liability company, joint stock corporation or other company, governmental body, joint venture, association, trust or partnership, works council, or any other entity of any kind (whether or not having a separate legal personality), and (ii) a reference to that person’s legal personal representatives and successors.

“Plan” means the 2022 Share Incentive Plan, as approved by the Buyer Board of Directors on June 10, 2022.

“Preferred Shares” means Series BB preferred shares, par value ILS 0.01 each (“BB Preferred Shares”), and Series BB-1 preferred shares, par value ILS 0.01 each (“BB-1 Preferred Shares”), warrants to purchase AA Preferred Shares, par value ILS 0.01 each and warrants to purchase BB-1 Preferred Shares.

“Pre-Funded Milestone Warrant” means a warrant to purchase one (1) Buyer’s ADS exercisable upon either: (i) deployment of the new version TwineX1, or (b) the completion of the delivery by Company of five (5) new printers to customers (the “Milestone”), or (c) prior to achievement of the Milestone subject to the Equity Blocker, exercisable during a period of ten (10) years from the date of grant with an exercise price equal to US$ 0.01, which shall be in the form of Exhibit D1 attached hereto

“Receiving Shareholders” means those Current Shareholders that are allotted ADS’s, Pre-Funded Warrants and/or Pre-Funded Milestone Warrants pursuant to this Agreement.

“Registration” means the registration for trading on the Trading Markets of the Buyer’s Ordinary Shares and ADS’s issued and issuable upon exercise of the Securities.

“Remaining Shareholders” means all Current Shareholders of the Company, other than the Accepting Shareholders.

“Resale Registration Statement” means a registration statement covering the resale of the ADSs and Warrant ADSs by the Receiving Shareholders.

“Requisite Shareholder Approval” means the approval of the Agreement and the Transactions by shareholders holding at least 51% of the issued and outstanding share capital of the Company, according to their voting rights as set forth on the Current Articles, voting as a single class (the “Requisite Shareholder Approval”).

“ROC” means the Israeli Registrar of Companies.

“RRA” means the Second Amended and Restated Registration Rights Agreement dated October 30, 2024 among the Company and the other parties thereto.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Securities” means the securities issued in the Share Issuance and the Warrant Grant, as well as the ADSs issuable upon the exercise of the Pre-Funded Warrant and the Pre-Funded Milestone Warrant.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Issuance” means jointly the Share Issuance and the Warrant Grant.

“Share Issuance” means the issuance of such number of 158,465 ADS(s) representing 633,860,000 Buyer’s Ordinary Shares representing immediately after such issuance 20.5% of the Buyers’ issued and outstanding share capital (assuming no other issuance of shares).

“SEC” means the U.S. Securities and Exchange Commission.

“Schedules of Exceptions” shall have the meaning ascribed to it in Section 6 below.

“Subsidiary” means any person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by the Buyer or the Company, as the case may be, directly or indirectly through one or more intermediaries.

“Tax” or “Taxation” means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies, escheat or other governmental charges, duties, contributions and levies, withholdings and deductions wherever and whenever imposed and all related penalties, charges, costs and interest, and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any person or other entity.

“Taxation Authority” means the ITA and any governmental or other authority competent to impose Taxation in each jurisdiction in which the Company or any Subsidiary operates.

“Tax Returns” means all material tax returns, statements, forms and reports (including, elections, declarations, disclosures, schedules, estimates and informational tax returns) for Taxes.

“Trading Day” means a day on which the Nasdaq Capital Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which ADSs are listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transactions” means the transactions contemplated by this Agreement and the Transaction Agreements.

“Transaction Agreements” means this Agreement, the Indemnification Agreements, the Lock-Up Agreement, and all other documents and contractual obligations to be executed and delivered in connection herewith and therewith.

“Twine Convertible Loan Agreement” means that certain convertible loan agreement by and between the Company and the Buyer dated June 5, 2025, for the provision of the Principal Amount (as defined therein) to the Company and together with the Gefen Private Placement Agreement and the D.B.W. Holdings (2005) Ltd. Convertible Loan Agreement, the “Additional Agreements”.

“Warrant ADSs” the ADSs issuable upon the exercise of the Pre-Funded Milestone Warrant.

“TwineX1” means the digital waterless thread dyeing system developed by Twine Solutions Ltd. and marketed under the name “TwineX1”.

“Warrant Grant” means the grant of the Pre-Funded Milestone Warrant as set forth in Exhibit D1, respectively.

1.2.	Terms not defined in Section 1.1, shall have the meaning ascribed to them anywhere else in this Agreement.

1.3.	Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.4.	The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement. The words “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions.

1.5.	The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Agreement.

2.	The Transactions; The Closing.

2.1.	At the Closing, (i) the Current Shareholders shall severally but simultaneously, sell, assign, transfer, and deliver to the Buyer the applicable amount of Acquired Shares to be sold by them, as detailed in Exhibit A1 attached hereto, representing 100% of the Acquired Shares ,free from all Encumbrances, and Buyer shall accept the Acquired Shares and will purchase good and valid title to the Acquired Shares from the Current Shareholders, (ii) Buyer, in consideration for the Acquired Shares, shall issue the Securities Issuance to the Receiving Shareholders in accordance with the allocation set out in Exhibit E, attached hereto (the “ADS & Warrant Allocation Table”); all on the terms and subject to the conditions set forth in this Agreement; provided, however, that with respect to the Securities Issuance to the Receiving Shareholders, Buyer acknowledges that the issue of the entire amount of the Securities Issuance attributable to each Receiving Shareholder shall only be allocated in respect of the portion of Acquired Shares comprising BB-1 Preferred Shares of the Company, and Receiving Shareholders’ interests in the portion of Acquired Shares comprising other classes of Company shares shall be deemed to be transferred to Buyer with no allocation of the Securities Issuance. For the avoidance of doubt, Section 2.1(i) may be effected by the Company pursuant to Section 3.5. It is hereby agreed that until the fulfillment of the Milestone, the Pre-Funded Milestone Warrant may be exercised, if, following such exercise, the Holder (as defined therein), including any assignee or transferee thereof, holds Buyer’s Ordinary Shares which do not exceed 24.99% of the issued and outstanding share capital of the Buyer (the “Equity Blocker”).

2.2.	Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely, via the exchange of documents and signatures, no later than the earlier of (i) the fifth Business Day after the date that all of the conditions to the Closing set forth in Sections 3.2, 3.3 and 3.4 shall have been satisfied or waived by the Party entitled to waive the same (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), and (ii) October 30, 2025, or at such other time and place as the Accepting Shareholders and the Buyer may jointly designate. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

3.	Actions at Closing and Conditions Precedent; Bring-Along.

3.1.	Actions at Closing. At the Closing, the following actions shall occur, all of which shall be deemed to take place simultaneously and no action shall be deemed to have been completed or any document shall be deemed to have been delivered until all such actions have been completed and all such documents have been delivered (unless waived in writing by the relevant Party for whose benefit such action should have been completed or such document or certificate should have been delivered):

3.1.1.	Resolutions. Each of the Parties shall deliver to the other Parties copies of the resolutions and consents of its requisite organs approving the execution, delivery and performance by such Party of this Agreement and any other Transaction Agreements it is a party to, including all of the transactions contemplated hereunder and thereunder and all exhibits and appendices attached hereto and thereto;

3.1.2.	Share Certificates and Transfer Deeds. Each Current Shareholder shall deliver to Buyer (i) share certificates evidencing the Acquired Shares acquired from such Current Shareholder and identified on Schedule 3.1.2, or an affidavit of lost share certificate, and (ii) a share transfer deed or a warrant transfer deed, as applicable, in the forms set forth on Exhibits H1, and H2, respectively, attached hereto, evidencing the transfer of title and conveyance of the Acquired Shares set forth opposite such Shareholder’s name on Exhibit A. For the Avoidance of doubt, the delivery of documents pursuant to this Section 3.1.2, may be effected by the Company pursuant to Section 3.5.

3.1.3.	Resignation of Directors. Copies of the duly signed resignations from the Board of directors of the Company by Mr. Shlomo Even and Mr. David Wiessman, in the form attached hereto as Schedule 3.1.3.

3.1.4.	Share Register. The Company shall register the sale of the Acquired Shares to the Buyer in the share register of the Company and deliver to the Buyer within 24 hours of the Closing a copy thereof, certified by the Company’s Chief Executive Officer as of the date of the Closing, in the form attached hereto as Schedule 3.1.4.

3.2.	Conditions to Closing of all Parties. The Parties’ obligation to consummate the Closing is subject to the satisfaction and fulfillment, on or before the Closing, of each of the following conditions (any or all of which may be waived, in whole or in part, by the written consent of all Parties hereto, at its sole discretion):

3.2.1.	Consents of and Filings to Governmental Entities. The consents of and/or Filings to the Governmental Entities listed in Schedule 3.2.1 shall be obtained and effective as of Closing.

3.2.2.	No Action. No proceeding shall be pending before any court or judicial body to prohibit or materially restrain the transactions contemplated by this Agreement.

3.2.3.	No Applicable Law preventing, materially restraining, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, shall be outstanding and in effect.

3.2.4.	Shareholder Joinders. Either (a) each Remaining Shareholder shall have executed and delivered to Buyer a Joinder; or (b) (i) the Bring Along and Company Notice shall have been duly delivered pursuant to Section 3.5, (ii) the Requisite Shareholder Approval has been obtained pursuant to Section 3.5, (iii) the Company, on behalf of any Remaining Shareholder who fails to execute and deliver a Joinder and the documents set forth in Section 3.1.2, shall have executed and delivered such documents pursuant to Section 3.5 and (iv) a notice period of 30 days from the date of delivery of the Bring Along and Company Notice shall have expired and at such time there shall have been no 341 Legal Proceeding initiated (unless the court adjudicating the 341 Legal Proceeding approves the consummation of the purchase of all Acquired Shares pursuant to this Agreement).

3.3.	Conditions to Closing by Buyer. Buyer’s obligation to consummate the Closing is subject to the satisfaction and fulfillment, on or before the Closing, of each of the following conditions (any or all of which may be waived, in whole or in part, by the Buyer, at its sole discretion):

3.3.1.	Accurate Representations and Warranties. The representations and warranties of the Company and the Receiving Shareholders contained in Section 5 and Section 6 were true and correct.

3.3.2.	Performance. The Company shall have performed and complied in all material respects with all covenants and obligations contained in this Agreement that are required to be performed or complied with by it on or before Closing.

3.3.3.	Compliance Certificate. The Company shall deliver to Buyer at the Closing a certificate certifying that the conditions specified in Sections 3.3.1, 3.3.2, have been fulfilled, in the form attached hereto as Schedule 3.3.3.

3.3.4.	No Material Adverse Effect. No Material Adverse Effect has occurred between the date of this Agreement and the Closing Date, and is continuing as of the Closing Date, with respect to the Company.

3.3.5.	Conversion of Certain Debt. The Gefen Loans shall have been converted to Company equity as of Closing (the “Loan Conversion”). The amount of on-going liabilities of the Company as of the date of the Closing shall be set out in Schedule 3.3.5 attached hereto.

3.3.6.	Board of Directors. Copies of resolutions of the Board of the Company in the form attached hereto as Schedule 3.3.6 by which, inter alia (i) the execution, delivery and performance by the Company of the Transaction Agreements, and the transactions contemplated hereby and thereby shall be approved; (ii) the Loan Conversion shall be approved; (iii) All unvested Company options shall expire upon the Closing.; (iv) at the Closing, all vested Company Options shall be substituted with the right to receive consideration (if any) in accordance with the Company Plan, this Agreement and the Current Articles; and (v) the members of the Company’s board shall empower a certain director execute any document or take any such action on behalf of each Remaining Shareholders in accordance with Section 3.5.

3.3.7.	Shareholders. Copies of the resolutions of the Company’s shareholders in the form attached hereto as Schedule 3.3.7, by which, inter alia: (i) the execution, delivery and performance by the Company of the Transaction Agreements to which it is a party, and the transactions contemplated hereby and thereby shall be approved; and (ii) the Loan Conversion shall be ratified and approved.

3.3.8.	Lock-Up Agreements. The Lock-up Agreements duly executed by each of the Major Sellers in substantially the form attached as Schedule 3.3.8 hereto (the “Lock-up Agreement”).

3.3.9.	Appointment to the Board of the Company. The Buyer shall have appointed Arik Kaufman to the Board of Directors of the Company, effective as of the Closing Date.

3.3.10.	Additional Agreements. Each of the Additional Agreements by and among the parties thereto shall have become effective in accordance with its terms and shall remain in full force and effect as of the Closing Date, without any amendment, waiver, or other modification adverse, when applicable, to the Buyer.

3.4.	Conditions to Closing by the Company and Current Shareholders. The Company’s and Current Shareholders’ obligation to consummate the Closing is subject to the satisfaction and fulfillment, on or before the Closing, of each of the following conditions (any or all of which may be waived (except for 3.4.3 and 3.4.4), in whole or in part, by the majority of the Accepting Shareholders, at their sole discretion):

3.4.1.	Accurate Representations and Warranties. The representations and warranties of the Buyer set forth in Section 7 hereof were true and correct when made and unless stated otherwise in writing shall be true and correct in all material respects as of the Closing.

3.4.2.	Performance. The Buyer shall have performed and complied with all covenants and obligations contained in this Agreement that are required to be performed or complied with by it on or before Closing.

3.4.3.	Legend. The Shares to be issued under the Share Issuance and if and when applicable under any Warrant Grant as the case may be, shall bear a legend clarifying they have not been registered with the SEC or the securities commission of any state in reliance upon an exemption from registration under the Securities Act, and, accordingly, may not be offered or sold except pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the securities act and in accordance with the provisions of the Lock-up Agreement and with, mutatis mutandis applicable provision of Rule 144.

3.4.4.	Compliance Certificate. Buyer shall deliver to the other Parties at the Closing a certificate certifying that the conditions specified in Sections 3.4.1 and 3.4.2 have been fulfilled, in the form attached hereto as Schedule 3.4.4.

3.4.5.	Issuance. At Closing, the Buyer shall have issued the Securities Issuance to the Receiving Shareholders in accordance with the allocation set out the ADS & Warrant Allocation Table.

3.4.6.	Indemnification Agreements. Each of the Key Persons, Limor Ganot and Snir Wiessman and the Company shall enter into an indemnification agreement in the form, mutatis mutandis, as attached hereto as Exhibit B2, which shall be in full force and effect immediately upon Closing.

3.4.7.	Board of Directors. Copies of resolutions of the Board of the Buyer in the form attached hereto as Schedule 3.4.7 by which, inter alia (i) the execution, delivery and performance by the Buyer of the Transaction Agreements, and the transactions contemplated hereby and thereby shall be approved; (ii) the recommendation to the Shareholders of the Buyer to approve the appointment of Limor Ganot and Snir Wiesmann as directors of the Buyer; and (iii) reservation a sufficient number of Buyers’ Ordinary Shares for issuance upon exercise of the Granted Options.

3.4.8.	Shareholders. Copies of the resolutions of the Buyer’s shareholders in the form attached hereto as Schedule 3.4.8, by which, inter alia: (i) the execution, delivery and performance by the Buyer of the Transaction Agreements, and the transactions contemplated hereby and thereby shall be approved; and (iii) the persons set forth in Section 3.4.7(ii) have been appointed as directors of the Buyer.

3.4.9.	No Material Adverse Effect. No Material Adverse Effect has occurred between the date of this Agreement and the Closing Date, and is continuing as of the Closing Date, with respect to the Buyer.

3.4.10.	Qualifications. All Permits of Governmental Entities that are required in connection with the lawful issuance and sale of the Share Issuance pursuant to this Agreement shall be obtained and effective as of Closing.

3.5.	Bring-Along.

3.5.1.	By executing this Agreement, the Accepting Shareholders signatory hereto, are deemed to have accepted, for purpose of the Bring Along Provision and Section 341 of the Companies Law, the offer extended by Buyer to purchase their respective portion of the Acquired Shares, which offer is conditioned upon the sale of all of the Acquired Shares to Buyer, on the terms and conditions set forth in this Agreement. Among the Accepting Shareholders, there are expected to be certain shareholders of the Company who will not be issued any securities under the Securities Issuance.

3.5.2.	Within 10 days following the execution of this Agreement, in accordance with the Bring-Along Provision, the Company shall deliver a written notice substantially in the form attached hereto as Schedule 3.6.2 (the “Bring-Along and Company Notice”) to each Remaining Shareholder, requesting, among other things, such Remaining Shareholder to sell its respective portion of Acquired Shares to the Buyer on the terms and conditions of this Agreement and the execution of a joinder to this Agreement, substantially in the form attached hereto as Schedule 3.5.2 (each, a “Joinder”).

3.5.3.	In accordance with the Bring-Along Provision, the Bring-Along and Company Notice shall also provide: (i) the name of the Buyer, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Buyer; and (iii) the names of, and number of shares held of record by the Accepting Shareholders.

3.5.4.	Upon delivery of a duly executed Joinder by a Remaining Shareholder, such Remaining Shareholder shall be deemed an Accepting Shareholder for all purposes hereunder, bound by and subject to the provisions of this Agreement as an Accepting Shareholder, and Exhibit A shall automatically be updated by the Company accordingly and delivered to the parties hereto.

3.5.5.	Prior to the Closing, the Company shall take all actions pursuant to the Bring-Along Provision or Section 341 of the Companies Law in order to effectuate the Closing in relation to any Remaining Shareholder that (i) has not executed and delivered a Joiner or any document pursuant to this Agreement, including, without limitation, a share transfer deed or (ii) has failed to perform any action pursuant to this Agreement, including, without limitation, delivery of share certificate, in each case at least one Business Day prior to the Closing (but after at least 30 days from the date on which such document was requested). Subject to and pursuant to the Bring-Along Provision and Section 341 of the Companies Law, such actions may include, without limitation, the execution and delivery of a Joinder and a share transfer deed on behalf of any such Remaining Shareholder, cancelling the share certificate of such Remaining Shareholder and the issuance of a new share certificate in the name of the Buyer with respect to the Acquired Shares held immediately prior to Closing by such Remaining Shareholder. Upon the execution of a Joinder by the Company on behalf of a Remaining Shareholder pursuant to this Section, such Remaining Shareholder shall be deemed an Accepting Shareholder for all purposes hereunder, bound by and subject to the provisions of this Agreement as an Accepting Shareholder, and Exhibit A shall automatically be updated by the Company accordingly and delivered to the parties hereto.

3.5.6.	Nothing herein shall be construed or interpreted so as to derogate from the provisions of Section 341 of the Companies Law and the Bring Along Provision requiring each Current Shareholder that has not executed this Agreement on the date hereof to sell its Acquired Shares pursuant to this Agreement.

4.	Post Closing Actions

4.1.	Post Closing Buyer Board of Directors. The Parties shall take all necessary action, so that as of the Closing Date the Buyer Board of Directors will consist of up to seven (7) directors (“Number of Directors”), consisting of up to (i) five (5) directors, including two (2) serving external directors as serving prior to the Closing, and (ii) two (2) directors as designated prior to the Closing by the Receiving Shareholders. Buyer Board of Directors shall comply with the diversity standards then-applicable to directors of companies listed on Nasdaq and with all rules, regulations and requirements (including but not limited to all director independence and corporate governance rules) of each of the Companies Law and Nasdaq. The two (2) directors designated by the Receiving Shareholders shall have the same rights and terms of engagement as all current Directors of Buyer, including, but not limited to, all matters regarding compensation, indemnification and insurance.

4.2.	Filing with ROC. Within three (3) Business Days following the Closing Date, the Company shall file with the ROC a notice of the sale of the Acquired Shares to the Buyer, including, without limitation, the updated shareholding structure, in accordance with the provisions of the Companies Law. The Company shall deliver to the Buyer a copy of the ROC’s acknowledgment of receipt of such filing promptly upon its availability.

4.3.	Executive Officers. The individuals serving as the executive officers and to the Advisory Board of the Company and of the Buyer (to the extent applicable) immediately prior to the Closing, as set forth on Schedule 4.3A, will be the same individuals (in the same office) as that of the Company and of the Buyer respectively immediately after the Closing.

4.4.	Option Grant. As soon as possible after the Closing (but in no event more than 45 days after the Closing), subject to the requirements of the capital gain tax route of section 102 of the Ordinance (i) the Buyer shall take all actions required to approve the grant of an aggregate of 135,032,000 Buyer Options, represented by 33,758 ADS to the Optionees (the “Granted Options”), in accordance with the allocation set out in Exhibit C (the “Options Allocation Table”) and (ii) the Buyer shall enter into an award agreement with each of the Optionees, in the form attached hereto as Schedule 4.4, evidencing the grant of the respective portion of the Granted Options to each Optionee in accordance with the allocation set forth in the Options Allocation Table and the applicable vesting schedule and (iii) Buyer shall deliver to each Optionee written notice documenting the duly authorized grant of the Granted Options, such notice shall specify the number of Buyer Options subject to the Granted Options, as well as the exercise price of the Granted Options. Notwithstanding anything to the contrary, the Buyer shall update the 102 Trustee on the Company’s status as an “employing Company”, under the Plan on the Closing Date.

5.	Representations & Warranties of the Current Shareholders

Each of the Accepting Shareholders hereby represents and warrants, severally and not jointly, to the Buyer as follows, as of the date hereof and as of the Closing Date, and acknowledges that the Buyer is entering into this Agreement in reliance thereon:

5.1.	Ownership of Shares. Such Accepting Shareholder is the sole owner of its portion of the Acquired Shares, as listed opposite to its name on Exhibit A, free and clear of any Encumbrances.

5.2.	Requisite Power and Authority. Such Accepting Shareholder has legal capacity to enter into, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the other Transaction Agreements to which it is a party constitute the valid and binding obligation of such Accepting Shareholder, enforceable against such Accepting Shareholder in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6.	Representations & Warranties of the Company

The Company hereby represents and warrants to the Buyer as follows, as of the date hereof and as of the Closing Date (except, to the extent that a representation is expressly made as of a specific date, in which case such representation is, and shall at Closing be, made as at such specified date and as of the Closing Date), and acknowledges that the Buyer is entering into this Agreement in reliance thereon, subject to the disclosures set forth in the Schedule of Exceptions attached hereto as Exhibit F (the “Schedule of Exceptions”), if any, which disclosures shall be deemed to be part of the representations and warranties made hereunder:

6.1.	Organization, Good Standing. The Company is duly organized and validly existing under the laws of Israel, and has full corporate power and authority to carry on its business as presently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which it operates and in which the failure to so qualify would have a Material Adverse Effect. The Company has all requisite power and authority to execute and deliver the Transaction Agreements as contemplated hereby or which are ancillary hereto and to consummate the transactions contemplated hereby and thereby. The Company is not in violation of reporting and payment obligations under applicable legal requirements of the ROC. The Company hereby represents that it has no Subsidiaries.

6.2.	Share Capital. The authorized share capital of the Company is, and shall be as of the immediately prior to the Closing, NIS 10,256,805.09 divided into: (i) 482,517,882 Ordinary Shares, par value NIS 0.01 each, of which 9,782,052 are issued and outstanding; (ii) 73,000,000 Preferred AA Shares, par value NIS 0.01 each, none of which are issued and outstanding; (iii) 300,000,000 Preferred BB Shares, par value NIS 0.01 each, of which 204,485,933 are issued and outstanding; (iv) 37,887,495 Incentive Preferred Shares, par value NIS 0.01 each, none of which are issued and outstanding; and (v) 132,275,132 Preferred BB-1 Shares, par value NIS 0.01 each, of which 42,087,542 are issued. All outstanding shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable and are free and clear of any Encumbrances.

Other than as specifically detailed in Schedule 6.2 of the Schedule of Exceptions (i) there is no agreement or commitment to create any Encumbrance over the shares of the Company (ii) There are no agreements or commitments outstanding which call for the issuance of any shares or debentures or other securities of the Company or to accord to any person the right to call for the issue of any such shares, debentures or other securities (iii) the Company has no interest in the share capital of any other company (iv) the Company does not act or carry on business in partnership with any other person or is a party to any joint venture, (v) The Company does not have any branch, agency, place of business or permanent establishment outside its jurisdiction of incorporation.

6.3.	Authorization; Approvals. Except as set forth on Schedule 6.3 of the Schedule of Exceptions, The Company has full power and authority to enter into and perform this Agreement and the other Transaction Agreements to which it is a party and all other documents which are to be executed and delivered by the Company at Closing. Except as set forth on Schedule 6.3 of the Schedule of Exceptions, all corporate action on the part of the Company, its directors and its shareholders, to the extent required under its organizational documents or under any applicable law, for the authorization, execution and delivery of the Transaction Agreements, the performance of all obligations of the Company thereunder has been taken prior to the Closing, and the Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except to the extent that such enforceability is subject to, and limited by, (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally; or (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Subject to the fulfillment of all conditions to Closing set out in Section 3.2, 3.3 and 3.4 of this Agreement, the execution, delivery and performance by the Company of the Transaction Agreements will not constitute a breach of any applicable laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default under (i) any provision of the certificate of incorporation or any other organizational documents of the Company; (ii) any order, judgment or decree of any court or governmental authority by which the Company is bound; (iii) any material agreement or instrument to which the Company or any Subsidiary is a party or by which it is bound; or (iv) result in the termination or impairment of any material license, approval, permit or authorization issued by any Governmental Entity to the Company.

6.4.	Constitutional and Corporate Matters. The copies of the incorporation documents the Company, have been provided to the Buyer, are complete and accurate and fully set out the rights and restrictions attaching to the shares of the Company. The statutory books required to be maintained under the Companies Law (or under any equivalent legislation under another jurisdiction that applies to the Group Companies) of the Company have been properly kept in all material respects, are up to date and contain complete and accurate details of all matters required by applicable laws to be entered in them. No written notice that any of them is incorrect or should be rectified has been received by the Company.

6.5.	Insolvency. Except as set forth on Schedule 6.5 of the Schedule of Exceptions, the Company is not insolvent or unable to pay its debts as they fall due or has stopped paying its debts. Except as set forth on Schedule 6.5 of the Schedule of Exceptions, no order has been made, or resolution passed for the winding up the Company. Except as set forth on Schedule 6.5 of the Schedule of Exceptions, no administrator or any receiver or manager has been appointed by any Person in respect of the Company or all or any of their assets and to the Knowledge of the Company, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. Except as set forth on Schedule 6.5 of the Schedule of Exceptions, the Company has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

6.6.	Governmental Entities Consents and Filings. Except as set forth on Schedule 6.6 of the Schedule of Exceptions, no Permits with any Governmental Entity are required on the part of the Company or any Subsidiary for the consummation of the transactions contemplated by this Agreement.

6.7.	Litigation. Except as listed on Schedule of the Schedule of Exceptions, there is no claim, action, suit, proceeding, arbitration, criminal charge or to the Knowledge of the Company investigation pending or currently threatened (i) against the Company or any of its officers or directors (in their capacity as such), and there are no circumstances likely to give rise to any such proceedings; or (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate of the transactions contemplated thereby, or that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company is not a party to or named as subject to the provisions of any order, writ, injunction, judgment or decree of any court.

6.8.	Arrangements with Related Parties. Except as listed on Schedule 6.8 of the Schedule of Exceptions, no indebtedness (actual or contingent) and no contract or arrangement is outstanding between the Company on the one hand and any of the Current Shareholders on the other hand. Except as listed on Schedule 6.8 of the Schedule of Exceptions, to the Knowledge of the Company, no Current Shareholder has any interest (direct or indirect) in any business which competes or is likely to compete with any business presently carried on by the Company and none of Current Shareholders intends to acquire any such interest. The Company is not party to any contract, arrangement or understanding with any current or former employee or current or former director of the Company, or any person connected with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business.

6.9.	Intellectual Property. The Company own or have a right to use all Intellectual Property that is necessary for the conduct of the Company’s business as currently conducted, without any conflict with, violation or infringement (or in the case of third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications, without any violation or infringement to the Knowledge of the Company of the rights of others, including prior employees or consultants, or academic institutions with which any of them are currently affiliated or have been affiliated in the past. To the Company’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company and its Subsidiaries violates or will violate any license or infringes or will infringe any rights to any patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights, and processes of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there is no outstanding option, license, agreement, claim, encumbrance, or shared ownership interest of any kind relating to the Company and its Subsidiaries Intellectual Property, the Company is not bound by or a party to any options, licenses, or agreements of any kind with respect to the Intellectual Property of any other person. The Company has not received any written communications alleging that the Company has violated or, by conducting their business, would violate any of the Intellectual Property of any other person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. Schedule 6.9 of the Schedule of Exceptions lists all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Company and its Subsidiaries.

6.10.	Compliance with other Instruments. No Breach. The Company is not in material violation or in default (i) of any provisions of its current Articles of Association, (ii) of any judgment, order, writ, or decree of any court or another competent authority to which it or its assets are subject; or (iii) to the Knowledge of Company, of any material provision of law, rule or regulation applicable to the Company, that is material to its business. Subject to the fulfillment of conditions to Closing set out in Sections 3.2, 3.3 and 3.4 of this Agreement, the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby or thereby will not (a) result in any such violation or be in conflict with any such provision, instrument, judgment, order, writ or decree, or (b) otherwise require the consent or approval of any person, which consent or approval has not been obtained.

6.11.	Licenses. Except as set forth on Schedule 6.11 of the Schedule of Exceptions, the Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business in the places and in the manner in which such business is carried on, and which are material to its business (the “Licenses”). The Company is not in default in any material respect under any of such Licenses. All such Licenses are in full force and effect and to the Knowledge of the Company there are no grounds for the revocation or non-renewal of any License.

6.12.	Material Agreements; Actions.

6.12.1.	Except for this Agreement and as set forth on Schedule 6.12.1 of the Schedule of Exceptions, there are no agreements, written or oral understandings or contracts or proposed transactions to which the Company is a party that involve (a) the grant of any exclusive rights to any party, or containing any “most favored nation” rights or rights of first refusal, rights of first negotiation, right of first notice or similar rights, (b) indebtedness for borrowed money, including guarantees of such indebtedness, or contracts under which the Company assumes, or otherwise becomes liable for, the obligations of any third party, in each such case, in an amount of at least ILS50,000, (or equivalent amount in any other currency) (c) any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in any third party, (d) the acquisition or disposition of any business or material assets of the Company (whether by merger, sale of stock, sale of such assets or otherwise), (e) restrictions on Company to engage in the operation of its business as currently conducted, and (f) a Governmental Entity as a party (each, a “Material Agreement”). Except as set forth on Schedule 6.12.1 of the Schedule of Exceptions, the Company is not in material breach of any Material Agreement.

6.12.2.	Each Material Agreement is in full force and effect and is enforceable by the Company in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or others laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) the effect of rules of law governing the availability of equitable remedies.

6.13.	Financial Condition. Since the Accounts Date, and except as set forth on Schedule 6.13 of the Schedule of Exceptions: (i) the business of the Company has been conducted in the ordinary course so as to maintain the business as a going concern; (ii) the Company has not suffered any Material Adverse Effect (iii) no asset of a value in excess of ILS 50,000 (or equivalent amount in any other currency) has been acquired or disposed of nor has there been any agreement to acquire or dispose of any such asset; (iv) no liability (actual or contingent) has been incurred which is of an amount in excess of ILS 50,000 (or equivalent amount in any other currency) other than in the ordinary course of business; (v) no dividend or other distribution (as such term is defined in the Companies Law or under any equivalent legislation under another jurisdiction that applies to the Group Companies) has been declared, made or paid by the Company or by any of its Subsidiaries; and (vi) The Company has not borrowed or raised any money from and no capital expenditure (save in the ordinary course of business) has been incurred as a result of the entry into any agreement or arrangement with any third party;

6.14.	Financial Statements. The Company has made available to the Buyer the Balance Sheet. The Balance Sheet has been prepared, in all material respects, based on the Company’s management’s best knowledge and estimation, but does not represent audited or reviewed numbers. The Company believes that the Balance Sheet adequately represents in all material respects the assets, liabilities, profit and loss and operating results of the Company as of the dates, and for the periods, indicated therein and are not inaccurate or misleading in any substantial respect, except that such financial information is subject to normal audit adjustments. Except as set forth in the Balance Sheet and Schedule 6.14 of the Schedule of Exceptions, the Company has no material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to the date of the most recent balance sheet included in the Financial Statements and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate do not exceed ILS 50,000. Except as set forth in Schedule 6.14 of the Schedule of Exceptions, at the Accounts Date, the Company had no other liability (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which should be disclosed or provided for in the Balance Sheet and is not disclosed or provided for therein. Company has not factored, discounted or securitized any of its receivables, nor has it engaged in any financing of a type which would not be required to be shown or reflected in the disclosed or fully provided for.

6.15.	Title to Property and Assets. The Company owns or legally leases its property and assets free and clear of all Encumbrances, except for floating liens to ensure credit line with the bank or statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets they lease, except as set forth in Schedule 6.15 of the Schedule of Exceptions, the Company is in compliance in all material respects with such leases and, to the Knowledge of Company, hold a valid leasehold interest free of any Encumbrances other than to the lessors of such property or assets.

6.16.	Government Incentives and Grants. Except as set forth in Schedule 6.16 of the Schedule of the Schedule of Exceptions, the Company has not received or have applied for any grants, incentives, benefits (including tax benefits) and subsidies from any Governmental Entity.

6.17.	Employees and Consultants. Schedule 6.17A of the Schedule of Exceptions sets forth a detailed description of (i) all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each current officer or employee (ii) details of any person who has accepted an offer of employment made by Company but whose employment has not yet started and of any employee who was given or who received a notice of termination of his or her employment but whose date of termination has not yet arrived. Each current employee, consultant, and officer of the Company has assigned to the Company all Intellectual Property rights he or she owns that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (a) relate, at the time of conception, reduction to practice, development, or making of such Intellectual Property right, to the Company’s business as then conducted, (b) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (c) resulted from the performance of services for the Company. No current or former employee or consultant has excluded any work or invention from his or her assignment of inventions. To the Company’s Knowledge, no such employees or consultants is in violation thereof. Schedule 6.17B of the Schedule of Exceptions sets forth a detailed description of the terms and conditions of each equity benefit plan established and maintained by Company, of any grants of options performed thereupon and of any exercise thereof. Except as set forth in Schedule 6.17C of the Schedule of Exceptions, Company has made all required contributions for severance pay, managers insurance or pension plan for each employee as applicable, and has complied in all material respects with all Applicable Laws relating to employment of employees. The Company is not and has never been a party to any collective bargaining agreement, or other contract or arrangement with a labor union, trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Applicable Law, under any contract or otherwise) to provide benefits or working conditions under any of the foregoing. The company is and has ever been a member of any employers’ association or organization. The Company has ever paid, is required to pay and has ever been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. The Company is not subject to any extension order issued by the Israeli Minister of Labor (tzavei harchava), other than an extension order of general applicability to all Israeli employers. Schedule 6.17C of the Schedule of Exceptions sets forth a true and complete list of all current independent service providers and contractors (the “Contractors”) of the Company, and includes each Contractor’s name, date of commencement, engaging entity, work location, term of engagement, scope of services (e.g. number of hours per month), and rate of all regular compensation and benefits, bonus or any other compensation payable. Except as set forth in Schedule 6.17D of the Schedule of Exceptions, the Contractors are not entitled to any payment or benefit, and all Contractors can be terminated on notice of thirty (30) days or less to the Contractor. All Contractors are and classified as independent contractors and are not entitled to receive from any Company any employment benefits. Company does not engage any personnel through manpower agencies. Company is not aware of a material violation of any agreement with any of its current employees or Contractors or of any unsatisfied obligations of any nature to any of its former employees or Contractors, and their termination was in compliance with all material Applicable Laws and contracts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any payments or benefits otherwise payable by the Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits. Neither the execution nor delivery of this Agreement, nor the carrying on of any of the Company’s business as presently conducted nor any activity of any of the Company’s officers, directors, employees or Contractors in connection with the carrying on of Company’s business as presently conducted, to the Knowledge of Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

6.18.	Tax. Except as set forth in Schedule 6.18 of the Schedule of Exceptions, all Tax Returns of the Company required by law to be filed have been timely and duly filed and all material Taxes, obligations, fees and other governmental charges upon the Company, or its properties, or its income or assets, that are due and payable or required to be withheld, have been timely paid or withheld in full, other than those presently payable without penalty or interest or for which appropriate reserves have been established. To the knowledge of the Company, the Company, is not currently the subject of an audit or other examination of Taxes by the Taxation Authority (and no such audit is threatened in writing) nor has the Company received any written notices within the past five years from any Taxation Authority relating to any issue which could reasonably be expected to affect the Tax liability of the Company. Except as set forth in Schedule 6.18 of the Schedule of Exceptions, the Company (A) has not entered into an agreement or waiver (that has not expired) or has been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or (B) is not presently contesting the Tax liability of the Company before any court, tribunal or agency. Company has not received any written notice or indication that the Company has been involved in any scheme, arrangement, transaction or series of transactions in which the main purpose or one of the main purposes was the evasion or avoidance of Tax. The Company is resident for Tax purposes solely in Israel and is duly registered for all Taxes the registration for which is required by law. Except as set forth in Schedule 6.18 of the Schedule of Exceptions, Company has not received any written notice from any Taxation Authority that requires or will require it to withhold Taxes from any payment made since the Accounts Date or which will or may be made after the date of this Agreement. Except as set forth in Schedule 6.18 of the Schedule of Exceptions, the Company is not or has not become liable to pay, nor to the Knowledge of the Company, are there any circumstances by virtue of which the Company is likely to become liable to pay, any penalty, fine, surcharge or interest in connection with any Tax. Except as set forth in Schedule 6.18 of the Schedule of Exceptions, the Company has duly and timely filed all income or other material tax returns required to have been filed by it, and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. All documents in the possession or under the control of Company to which Company is a party and which attract stamp duty have been duly stamped and all amounts payable thereon have been duly paid.

6.19.	Corporate Documents. The Current Articles in effect are in the form provided to the Buyer. The copy of the minute books of the Company provided to the Buyer contains minutes of all meetings of directors, any committee thereof, if any, and shareholders and all actions by written consent without a meeting by the directors and shareholders in the last 3 years and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.

6.20.	Anti-Corruption. The Company is in compliance in all material respects with applicable laws relating to anti-money laundering, anti-terrorism financing and anti-corruption. To the Knowledge of the Company, the Company, nor any of their directors, officers, employees or agents (in their capacity as such) has, directly or indirectly, made, offered, promised, authorized, accepted or agreed to receive, any payment, gift, bribe, kickback or anything of value: (i) in violation of any applicable anti-corruption law; (ii) to or for the benefit of any Government Entity official for the purposes of influencing such official act or decision; or (iii) to or for the benefit of any person to secure any improper advantage; (iv) and in relation to (ii) and (iii) above, with the intention of winning or retaining business or a business advantage for the Company. There is and has been no claim, enquiry, investigation, action, suit or proceeding pending or threatened in writing by or against the Company before any court, arbitrator, regulator or other governmental body, in connection with any violation or alleged violation of any anti-corruption law or anti-money laundering law. No fine or penalty or other type of disciplinary action has been imposed or threatened in writing to be imposed on the Company for any infringement of any anti-corruption law or anti-money laundering law. The Company and, to the Knowledge of Company or any of the Current Shareholders, no officer, employee, representative or agent of Company has not been investigated (or is being investigated or is subject to a pending or threatened investigation) or is involved in an investigation (as a witness or possible suspect) in relation to any of the matters set out herein by any law enforcement, regulatory agency or Governmental Entity, or has admitted to, or been found by a court in any jurisdiction to have engaged in, violated Anti-Corruption Law, and to the Company’s Knowledge, there are no circumstances which are likely to give rise to any such investigation, admission, finding. The company has not conducted (or is conducting) an internal investigation in relation to any allegations of the matters set out herein. No officer has reported in writing a violation or suspected violation of the matters described in this Section.

6.21.	Disclosure. No representation or warranty of the Company contained in this Agreement, as qualified by the Schedule of Exceptions, and no certificate furnished or to be furnished to Buyer at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

6.22.	No Other Representations. The Company acknowledges that it makes the representations and warranties under this Section 6 with the intention of inducing the Buyer to enter into this Agreement and each of the other Transaction Agreements and the Buyer enters into this Agreement and the other Transaction Agreements on the basis of, and in full reliance on, each of those representations and warranties.

7.	Representations & Warranties of Buyer

The Buyer hereby represents and warrants to the other Parties hereto as follows, as of the date hereof and as of the Closing Date (except, to the extent that a representation is expressly made as of a specific date, in which case such representation is, and shall at Closing be, made as at such specified date), and acknowledge that the Current Shareholders are entering into this Agreement in reliance thereon, subject to the disclosures set forth in the Schedule of Exceptions attached hereto as Exhibit G (the “Buyer Schedule of Exceptions”), if any, which disclosures shall be deemed to be part of the representations and warranties made hereunder:

7.1.	Organization; Authorization. The Buyer has been duly organized and is validly existing and in good standing under the laws of the State of Israel, and has full corporate power and authority to carry on its business as presently conducted. The Buyer has full power and authority to enter into and perform this Agreement and the other Transaction Agreements to which it is a party and all other documents which are to be executed and delivered by the Buyer at Closing and otherwise to carry out its obligations hereunder and thereunder. Except as set forth in Schedule 7.1 of the Buyer Schedule of Exceptions neither the Buyer nor any Subsidiary is in violation nor default of any of the provisions of its respective memorandum of association, articles of association, certificate or articles of incorporation, bylaws, operating agreement, or other organizational or charter documents. Each of the Buyer and its Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary. To the Buyer’s knowledge, no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

7.2.	Filings, Consents and Approvals. All corporate action on the part of the Buyer, its directors and its shareholders, to the extent required under its organizational documents or under any applicable law, for the authorization, execution and delivery of the Transaction Agreements and the performance of all obligations of the Buyer have been taken, and the Transaction Agreements, when executed and delivered by Buyer, shall constitute valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The Buyer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Buyer of the Transaction Agreements, other than: (i) the filings required pursuant to Section 3.2 of this Agreement, (ii) application(s) to each applicable Trading Market for the listing of the ADSs for trading thereon in the time and manner required thereby, including the filing of a Listing of Additional Shares notice with Nasdaq, (iii) such filings as are required to be made under applicable state securities laws, and (iv) filings required by the Israeli Registrar of Companies (collectively, the “Required Approvals”). This Agreement does not require the consent or approval of any third person or entity, including any government agency. Buyer has full power and authority to execute, deliver and perform this Agreement. Subject to the fulfillment of all conditions to Closing set out in Section 3.2 of this Agreement, the execution, delivery and performance by the Buyer of the Transaction Agreements will not constitute a breach of any applicable laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default under (i) any provision of the certificate of incorporation or any other organizational documents of the Company; (ii) any order, judgment or decree of any court or governmental authority by which the Buyer is bound; (iii) statute, law, ordinance, rule or regulation applicable to the Buyer or (iv) any material agreement or instrument to which the Buyer is a party or by which it is bound or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which the Buyer is a party .

7.3.	Buyer Options; The Plan.

7.3.1.	The Buyer has reserved for issuance to employees, non-employee directors, and Contractors 103,912,000Buyer’s Ordinary Shares under the Plan duly adopted by the Buyer Board of Directors on June 10, 2022 and approved by the general meeting of the shareholders of the Buyer on March 30, 2023, which plan has been duly authorized and is in full force and effect, of which a sufficient number of Buyer’s Ordinary Shares are reserved to cover the Granted Options to be issued to the Optionees.

7.3.2.	Except for as set forth in Schedule 7.3 of the Buyer Schedule of Exceptions and the Plan and the Buyer Options granted or promised thereunder, the Buyer has never adopted, sponsored or maintained any share option plan or any other plan or agreement providing for equity compensation to any Person.

7.3.3.	The Plan qualifies as a capital gains route plan under Section 102(b)(2) of the Ordinance (“Section 102”) and has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Buyer Options that were issued under the capital gains route plan pursuant to Section 102 (the “102 Trustee Options”), and the shares issued upon exercise of the 102 Trustee Options (the “102 Trustee Shares”), were and are currently in full compliance with all applicable requirements of Section 102(b)(2) of the Ordinance (including the relevant sub-sections of Section 102) and the written requirements of the ITA. Such compliance includes, without limitation, the filing of all necessary documents with the ITA, the grant of 102 Trustee Options only after the required 30-day period following the filing of the Plan with the ITA, the receipt of all required written consents, the grant of 102 Trustee Options only to individuals eligible for such benefits under Section 102, the appointment of 102 Trustee to hold the 102 Trustee Options and the 102 Trustee Shares, the receipt of all required tax rulings, and the proper deposit of such 102 Trustee Options and 102 Trustee Shares with the 102 Trustee in accordance with the terms of Section 102, applicable regulations and rules, and the guidance published by the ITA on July 24, 2012, as well as the clarification dated November 6, 2012. All Buyer Options that were originally intended by the Buyer to be granted and taxed under Section 102 are so qualified.

7.4.	Issuance of the Securities; Registration. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Agreements, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by the Buyer. The Warrant ADSs, when issued in accordance with the terms of the Transaction Agreements, will be validly issued, fully paid, and nonassessable, free and clear of all Encumbrances imposed by the Buyer other than restrictions on transfer provided for in the Transaction Agreements or by law. The Buyer has reserved from its duly authorized Buyer’s Ordinary Shares a number of Buyer’s Ordinary Shares for the issuance of ADSs pursuant to the Securities Issuance.

7.5.	Statutory Reporting. The Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by the Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof subject to the reliefs available to the Buyer by virtue of its status as “foreign private issuer”, for the one year preceding the date hereof (or such shorter period as the Buyer was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Receiving Shareholders may rely on such SEC Reports as of their applicable dates, as if they are included as Buyer representations herein. The financial statements of the Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (“US GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by US GAAP, and fairly present in all material respects the financial position of the Buyer and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

7.6.	Registration Rights. Except as provided in Section 8.9, no Person has any right to cause the Buyer or any Subsidiary to effect the registration under the Securities Act of any securities of the Buyer or any Subsidiary.

7.7.	Private Placement. No registration under the Securities Act is required for the offer and sale of the Securities by the Buyer to each Current Shareholder contemplated hereby.

7.8.	Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Buyer shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

7.9.	Shell Company. Since the inception of its alternative protein development technologies in 2019, neither the Buyer nor any Subsidiary is or has ever been a “shell company” (as defined in Rule 405 of the Securities Act).

7.10.	Internal Accounting Controls. The Buyer and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Buyer and the Subsidiaries have established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Buyer and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Buyer in the reports it files or submits under the Exchange Act will be recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Buyer’s Chief Executive Officer and Vice President of Finance, as the certifying officers, have evaluated about the effectiveness of the disclosure controls and procedures of the Buyer and the Subsidiaries as of the period covered in the Most Recently Filed Form 20-F. There have been no changes in the internal control over financial reporting (as such term is defined in the Exchange Act) of the Buyer and its Subsidiaries that are reasonably likely to materially affect, the internal control over financial reporting of the Buyer and its Subsidiaries as of the Closing Date.

7.11.	No Disqualification Events. With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Buyer, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Buyer participating in the offering hereunder, any beneficial owner of 20% or more of the Buyer’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Buyer in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Buyer has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Buyer has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to each Current Shareholder a copy of any disclosures provided thereunder.

7.12.	Accountants. The Buyer’s accounting firm is as set forth in the SEC Reports. To the knowledge and belief of the Buyer, such accounting firm (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the registration statement and other Buyer filings with the SEC and will express its opinion for the fiscal year ending December 31, 2025.

7.13.	No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Buyer to arise, between the Buyer and the accountants and lawyers formerly or presently employed by the Buyer and the Buyer is current with respect to any fees owed to its accountants and lawyers which could affect the Buyer’s ability to perform any of its obligations under any of the Transaction Agreements.

7.14.	Broker/Dealer Relationships. Neither the Buyer nor any Subsidiary or any related entities (i) is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or (ii) directly or indirectly through one or more intermediaries, controls or is a “person associated with a member” or “associated person of a member” (within the meaning set forth in the FINRA Manual).

7.15.	Emerging Growth Company Status. From the time of the initial filing of the Buyer’s first registration statement with the SEC through the date hereof, the Buyer has been and is an “emerging growth company,” as defined in Section 2(a) of the Securities Act.

7.16.	Foreign Private Issuer. The Buyer qualifies as a “foreign private issuer” within the meaning of Rule 405 under the Securities Act.

7.17.	Sarbanes-Oxley. The Buyer and the Subsidiaries are in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, that are effective as of the date hereof and as of the Closing Date, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof and as of the Closing Date.

7.18.	Listing and Maintenance Requirements. The Buyer’s Ordinary Shares and ADSs are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Buyer’s Ordinary Shares and/or ADSs under the Exchange Act nor has the Buyer received any notification that the SEC is contemplating terminating such registration. Except as disclosed in the SEC Reports, the Buyer has not, in the twelve (12) months preceding the date hereof, received notice from any Trading Market on which the Buyer’s Ordinary Shares and ADSs are or has been listed or quoted to the effect that the Buyer is not in compliance with the listing or maintenance requirements of such Trading Market. The Buyer acknowledges and agrees that the representations contained in this Section 3.1 shall not modify, amend or affect each Current Shareholder’s right to rely on the Buyer’s representations and warranties contained in this Agreement or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future. Except for such matters which are beyond the Buyer’s control, which the Buyer is not currently aware of any, to the best of the Buyer’s knowledge, the Buyer is, and has no reason to believe that it will not be in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

7.19.	Share Capital. The authorized share capital of the Buyer is, and shall be as of the Closing, 50,000,000,000 Buyer’s Ordinary Shares of no par value each. The issued and outstanding share capital of the Buyer, on a Fully Diluted Basis, on the date hereof, is as set forth in Schedule 7.19 hereto (which will be updated by the Buyer immediately prior to the Closing Date). All outstanding shares of the Buyer have been duly authorized and validly issued and are fully paid and non-assessable and are free and clear of any Encumbrances.

7.20.	Insolvency. The Buyer is not insolvent or unable to pay its debts as they fall due or has stopped paying its debts. No order has been made or resolution passed for the winding up of the Buyer. No administrator or any receiver or manager has been appointed by any Person in respect of the Buyer or all or any of its assets and, to the Knowledge of the Buyer, no steps have been taken to initiate any such appointment, and no voluntary arrangement has been proposed. The Buyer has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

7.21.	Governmental Entities Consents and Filings. Except as set forth in Schedule 7.21 of the Buyer Schedule of Exceptions no Permits with any Governmental Entity are required on the part of the Buyer for the consummation of the transactions contemplated by this Agreement, except for those that have been obtained or made.

7.22.	Litigation. Except as set forth in Schedule 7.22 of the Buyer Schedule of Exceptions, there is no claim, action, suit, proceeding, arbitration, criminal charge or, to the Knowledge of the Buyer, investigation pending or currently threatened (i) against the Buyer, or any of its officers or directors (in their capacity as such), and there are no circumstances likely to give rise to any such proceedings; or (ii) that questions the validity of the Transaction Agreements or the right of the Buyer to enter into them, or to consummate the transactions contemplated thereby, or that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Buyer. The Buyer is not a party to or named as subject to the provisions of any order, writ, injunction, judgment or decree of any court.

7.23.	No Material Adverse Affect. Since the date hereof and until the Closing, (i) the business of the Buyer shall have been conducted in the ordinary course so as to maintain the business as a going concern; and (ii) the Buyer shall not have suffered any Material Adverse Effect.

7.24.	Arrangements with Related Parties. Except as set forth in Schedule 7.24 of the Buyer Schedule of Exceptions, there are no indebtedness (actual or contingent) and no contract or arrangement outstanding between the Buyer, on the one hand, and any of its Affiliates, on the other hand. To the Knowledge of the Buyer, no Affiliate of the Buyer has any interest (direct or indirect) in any business which competes or is likely to compete with any business presently carried on by the Buyer and none of its Affiliates intends to acquire any such interest. The Buyer is not party to any contract, arrangement or understanding with any current or former employee or current or former director of the Buyer, or any person connected with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary and usual course of business.

7.25.	Intellectual Property. Except as set forth in Schedule 7.25 of the Buyer Schedule of Exceptions, the Buyer owns or has a right to use all Intellectual Property that is necessary for the conduct of the Buyer’s business as currently conducted, without any conflict with, violation or infringement (or in the case of third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications, without any violation or infringement to the Knowledge of the Buyer) of the rights of others, including prior employees or consultants, or academic institutions with which any of them are currently affiliated or have been affiliated in the past. To the Buyer’s Knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Buyer violates or will violate any license or infringes or will infringe any rights to any patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights, and processes of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there is no outstanding option, license, agreement, claim, encumbrance, or shared ownership interest of any kind relating to the Buyer’s Intellectual Property, nor is the Buyer bound by or a party to any options, licenses, or agreements of any kind with respect to the Intellectual Property of any other person. The Buyer has not received any written communications alleging that the Buyer has violated or, by conducting its business, would violate any of the Intellectual Property of any other person. The Buyer has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Buyer’s business.

7.26.	Compliance with other Instruments; No Breach. The Buyer is not in material violation or in default (i) of any provisions of its current organizational documents, (ii) of any judgment, order, writ, or decree of any court or another competent authority to which it or its assets are subject; or (iii) to the Knowledge of Buyer, of any material provision of law, rule or regulation applicable to the Buyer, that is material to its business. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby or thereby will not (a) result in any such violation or be in conflict with any such provision, instrument, judgment, order, writ or decree, or (b) otherwise require the consent or approval of any person, which consent or approval has not been obtained

7.27.	License. The Buyer has no material franchises, permits, licenses and any similar authority necessary for the conduct of its business in the places and in the manner in which such business is carried on, and which are material to its business.

7.28.	Title to Property and Assets. Except as set forth in Schedule 7.28 of the Buyer Schedule of Exceptions, the Buyer owns or legally leases its property and assets free and clear of all Encumbrances, except for floating liens to ensure credit line with the bank or statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Buyer’s ownership or use of such property or assets. With respect to the property and assets it leases, the Buyer is in compliance in all material respects with such leases and, to the Knowledge of Buyer, holds a valid leasehold interest free of any Encumbrances other than to the lessors of such property or assets.

7.29.	Tax. Except as set forth in Schedule 7.29 of the Buyer Schedule of Exceptions, all Tax Returns of the Buyer required by law to be filed have been timely and duly filed and all material Taxes, obligations, fees and other governmental charges upon the Buyer, or its properties, or its income or assets, that are due and payable or required to be withheld, have been timely paid or withheld in full, other than those presently payable without penalty or interest or for which appropriate reserves have been established. To the knowledge of the Buyer, the Buyer, is not currently the subject of an audit or other examination of Taxes by the Taxation Authority (and no such audit is threatened in writing) nor has the Buyer received any written notices within the past five years from any Taxation Authority relating to any issue which could reasonably be expected to affect the Tax liability of the Buyer. The Buyer (A) has not entered into an agreement or waiver (that has not expired) or has been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Buyer or (B) is not presently contesting the Tax liability of the Buyer before any court, tribunal or agency. The Buyer has not received any written notice or indication that the Buyer has been involved in any scheme, arrangement, transaction or series of transactions in which the main purpose or one of the main purposes was the evasion or avoidance of Tax. The Buyer is resident for Tax purposes solely in its jurisdiction of incorporation and is duly registered for all Taxes the registration for which is required by law. The Buyer has not received any written notice from any Taxation Authority that requires or will require it to withhold Taxes from any payment made since its most recent fiscal year-end or which will or may be made after the date of this Agreement. The Buyer is not or has not become liable to pay, nor to the Knowledge of the Buyer, are there any circumstances by virtue of which the Buyer is likely to become liable to pay, any penalty, fine, surcharge or interest in connection with any Tax. The Buyer has duly and timely filed all income or other material tax returns required to have been filed by it, and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. All documents in the possession or under the control of Buyer to which Buyer is a party and which attract stamp duty have been duly stamped and all amounts payable thereon have been duly paid.

7.30.	Anti-Corruption. The Buyer is in compliance in all material respects with applicable laws relating to anti-money laundering, anti-terrorism financing and anti-corruption. To the Knowledge of the Buyer, the Buyer, nor any of its directors, officers, employees or agents (in their capacity as such) has, directly or indirectly, made, offered, promised, authorized, accepted or agreed to receive, any payment, gift, bribe, kickback or anything of value: (i) in violation of any applicable anti-corruption law; (ii) to or for the benefit of any Government Entity official for the purposes of influencing such official act or decision; or (iii) to or for the benefit of any person to secure any improper advantage; (iv) and in relation to (ii) and (iii) above, with the intention of winning or retaining business or a business advantage for the Buyer. There is and has been no claim, enquiry, investigation, action, suit or proceeding pending or threatened in writing by or against the Buyer before any court, arbitrator, regulator or other governmental body, in connection with any violation or alleged violation of any anti-corruption law or anti-money laundering law. No fine or penalty or other type of disciplinary action has been imposed or threatened in writing to be imposed on the Buyer for any infringement of any anti-corruption law or anti-money laundering law. The Buyer and, to the Knowledge of Buyer or any of its stockholders, no officer, employee, representative or agent of Buyer has not been investigated (or is being investigated or is subject to a pending or threatened investigation) or is involved in an investigation (as a witness or possible suspect) in relation to any of the matters set out herein by any law enforcement, regulatory agency or Governmental Entity, or has admitted to, or been found by a court in any jurisdiction to have engaged in, violated Anti-Corruption Law, and to the Buyer’s Knowledge, there are no circumstances which are likely to give rise to any such investigation, admission, finding. The Buyer has not conducted (or is conducting) an internal investigation in relation to any allegations of the matters set out herein. No officer has reported in writing a violation or suspected violation of the matters described in this Section.

7.31.	Disclosure of Information. The Buyer has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the sale and issuance of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The Buyer understands that such discussions, as well as any other written information delivered by the Company and the Current Shareholders to the Buyer, were intended to describe the aspects of the Company’s business which the Buyer believes to be material. The foregoing, however, does not limit or modify the representations or warranties of the Company and the Current Shareholders in Sections 5 and 6 of this Agreement or the right of the Buyer to rely thereon.

8.	Covenants

8.1.	Buyer Shareholder Consent. Buyer’s undertaking under Article 3.1.1 (Resolutions) of the Agreement is incorporated by reference herein. For such purpose, prior to mailing a proxy statement concerning, inter-alia, a shareholder approval, to the extent required (the “Proxy Statement”), Buyer shall provide the Company with a reasonable opportunity to review and comment on such portion of the Proxy Statement (or any amendment thereof) relating to securing a shareholder approval for purposes of this Agreement (the “Relevant Material”) and will in good faith consider applicable comments of the Company regarding the Relevant Material.

8.2.	Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Buyer or to an Affiliate of a Receiving Shareholder or in connection with a pledge as contemplated in Section 8.2(c), the Buyer may require the transferor thereof to provide to the Buyer an opinion of counsel selected by the transferor and reasonably acceptable to the Buyer, the form and substance of which opinion shall be reasonably satisfactory to the Buyer, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights and obligations of a Receiving Shareholder under this Agreement.

(b) Each Receiving Shareholder agrees to the imprinting of a legend on the Securities, so long as required by this Section 8.2, in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

(c) “NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND ACCORDINGLY MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE BUYER SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES [AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY] UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS.” The Receiving Shareholders will, after expiration of the restricted period, offer, sell, pledge or otherwise transfer the Securities only pursuant to registration under the Securities Act or an available exemption therefrom and in accordance with all applicable state and foreign securities laws. Without limiting the foregoing, the Receiving Shareholders will not, in connection with its resale of the Securities, make any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Each Receiving Shareholder agrees that, in connection with its resale of Securities, it will provide to the persons who purchase Securities no information regarding the Buyer that is not contained in the SEC Filings, the Buyer’s website, or written materials approved in advance in writing by the Buyer.

(d) Upon the written request by a Receiving Shareholder to the Buyer if, at the time of such request, such Receiving Shareholder covenants and agrees that it has resold or will resell the Securities only (i) (A) pursuant to a Resale Registration Statement in a manner described under the caption “Plan of Distribution” in such Resale Registration Statement, and in a manner in compliance with all applicable U.S. federal and state securities laws, rules, and regulations, including, without limitation, any applicable prospectus delivery requirements of the Securities Act, or (B) in compliance with an available exemption under the Securities Act, including, without limitation, Section 4(a)(1) of the Securities Act and/or Rule 144 promulgated thereunder, and (ii) concurrently with such request, a Receiving Shareholder delivers to the Buyer, its counsel or the Depositary a customary written certification that the requirements set forth in clause (i) are accurate, the Buyer shall, no later than one (1) Trading Day following the delivery by the Receiving Shareholder to the Depositary, as applicable, of one or more legended certificates or book-entry statements representing any Securities subject to such request, together with such other documentation from the Receiving Shareholder and its designated broker-dealer as the Depositary, as applicable, deem reasonably necessary and appropriate, authorize the Depositary, as applicable, to remove the Securities Act restrictive legend (and any stop transfer instructions placed against transfer thereof) contemplated by Section 8.2(c) affixed to the Securities (as applicable) subject to such request. At the times the Buyer authorizes the removal of the Securities Act restrictive legends on the Securities subject to such request (and any stop transfer instructions placed against transfer thereof) pursuant to this Section 8.2(d), the Buyer shall, at its sole expense, use its commercially reasonable efforts to cause its legal counsel to issue to the Depositary, as applicable, a legal opinion or direction letter authorizing the Depositary, as applicable, to remove the Securities Act restrictive legends contemplated by Section 8.2(c) on the Securities (as applicable) subject to such request (which legal opinion or direction letter may be delivered to the Depositary, as applicable, in advance setting forth the conditions to the removal of such legends). The Buyer shall be responsible for the fees of its Depositary and the Buyer’s legal counsel associated with any such legend removals. If counsel to the Buyer fails to provide a legal opinion reasonably satisfactory to the Depositary, as applicable, in accordance with this Section, the Receiving Shareholder shall have the right to provide an opinion of counsel selected by the Receiving Shareholder, the cost of which shall be borne by the Buyer.

(e) If the Receiving Shareholder has resold Securities in a manner described under the caption “Plan of Distribution” in a Resale Registration Statement, the Receiving Shareholder shall (i) send a confirmation to the Depositary setting forth the number of such Securities that have been so resold and the date of such resales (such confirmation, the “Depositary Confirmation”) and (ii) deliver to the Depositary customary documentation reasonably satisfactory to the Depositary with respect to such resold Securities, including a customary broker’s representation letter confirming, among other things, that the Receiving Shareholder has resold such Securities in a manner described under the caption “Plan of Distribution” in such Resale Registration Statement and in compliance any relevant prospectus delivery requirements (collectively, the “Depositary Deliverables”). With respect to the Securities resold by the Receiving Shareholder as described in the preceding sentence and as to which the Receiving Shareholder has delivered the Depositary Deliverables with respect to such resold Securities, the Buyer shall (i) pay to the Depositary the fee payable under the Deposit Agreement for the issuance of the ADS, and (ii) instruct the ADSs Depositary, upon deposit of the Buyer’s Ordinary Shares and the payment of the ADS issuance fee by the Buyer, to deliver and credit such Securities using the DWAC or deliver order (DO) system maintained by DTC (or any similar program hereafter adopted by DTC performing substantially the same function) to the account with DTC of the Receiving Shareholder’s designated broker-dealer as specified in the Depositary Deliverables with respect to such resold Securities. Concurrently with such instruction and payment, the Buyer shall confirm to the Depositary that the Resale Registration Statement was effective and could be relied upon to sell such ADSs as of the relevant date of sale and that the Receiving Shareholder is named as a selling shareholder in the prospectus included in the Resale Registration Statement. Any Securities or so delivered (x) shall only be used by the Receiving Shareholder’ broker-dealer to deliver such Securities to DTC for the purpose of settling the Receiving Shareholder ’s share delivery obligations with respect to the sale of such Securities, which may include delivery to other accounts of such broker-dealer and inclusion in the number of Securities delivered by that broker-dealer in “net settling” that broker-dealer’s trading of the ADSs, including its positions with the broker-dealers of the respective persons who purchase such Securities from the Receiving Shareholder, and (y) shall remain “restricted securities” as such term is defined in Rule 144(a)(3) under the Securities Act until so delivered.

(f) The Buyer agrees that, no later than two Trading Days following the delivery by a Receiving Shareholder to the Buyer and or the Depositary, as applicable, the documentation deliverable by such Receiving Shareholder pursuant to Section 8.2(d) or the Depositary Deliverables pursuant to Section 8.2(e), as applicable (such date, the “Legend Removal Date”), deliver or cause to be delivered to the Receiving Shareholder a certificate representing such ADSs that is free from all restrictive and other legends (or provide evidence of issuance in book entry form). The Buyer may not make any notation on its records or give instructions to the Depositary that enlarge the restrictions on transfer set forth in this Section 8.2. Certificates for ADSs subject to legend removal hereunder shall be transmitted by the ADSs Depositary, upon deposit of the Buyer’s Ordinary Shares and the payment of the ADS issuance fee by the Buyer, to deliver and credit such Securities using the DWAC or deliver order (DO) system maintained by DTC (or any similar program hereafter adopted by DTC performing substantially the same function) to the account with DTC of the Receiving Shareholder’s designated broker-dealer as specified by the Receiving Shareholder. As used herein.

(g) The Receiving Shareholder agrees that it will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Resale Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 8.2 is predicated upon the Buyer’s reliance upon this understanding.

8.3.	Furnishing of Information. Until the earliest of the time that no Receiving Shareholder owns Securities, the Buyer covenants to maintain the registration of the ADSs and Buyer’s Ordinary Shares under the applicable section under the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Buyer after the date hereof pursuant to the Exchange Act even if the Buyer is not then subject to the reporting requirements of the Exchange Act.

8.4.	Integration. The Buyer shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

8.5.	Securities Laws Disclosure; Publicity. The Buyer shall not later than one (1) Business Day following the Closing Date, file a Report on Form 6-K disclosing the material terms of the transactions contemplated hereby and including the Transaction Agreements as exhibits thereto, with the SEC within the time required by the Exchange Act. From and after the issuance of such report, the Buyer represents to each Receiving Shareholder that it shall have publicly disclosed all material, non-public information delivered to any Receiving Shareholder by the Buyer or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Agreements. The Buyer and each Major Seller shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Buyer nor any Major Seller shall issue any such press release nor otherwise make any such public statement without the prior consent of the Buyer, with respect to any press release of any Major Seller, or without the prior consent of each Major Seller, with respect to any press release of the Buyer, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Buyer shall not publicly disclose the name of any Receiving Shareholder, or include the name of any Major Seller in any filing with the SEC or any regulatory agency or Trading Market, without the prior written consent of such Major Seller, except (a) as required by federal securities laws in connection with the filing of final Transaction Agreements with the SEC and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Buyer shall provide such Receiving Shareholders with prior written notice of such disclosure permitted under this clause (b).

8.6.	Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Agreements, which shall be disclosed pursuant to Section 8.5, the Buyer covenants and agrees that neither it, nor any other Person acting on its behalf will provide any Receiving Shareholder or its agents or counsel with any information that constitutes, or the Buyer reasonably believes constitutes, material, non-public information, unless prior thereto such Receiving Shareholder shall have consented in writing to the receipt of such information and agreed in writing with the Buyer to keep such information confidential. The Buyer understands and confirms that each Receiving Shareholder shall be relying on the foregoing covenant in effecting transactions in securities of the Buyer. To the extent that the Buyer or any of its Subsidiaries, or any of their respective officers, directors, agents, employees or affiliates delivers any material, non-public information to a Receiving Shareholder without such Receiving Shareholder’s consent, the Buyer hereby covenants and agrees that such Current Shareholder shall not have any duty of confidentiality, except as required by laws and regulations (including in accordance with the Buyer’s Insider Trading Policy, in the case of which such compliance shall last until the Effectiveness Date, as defined below), to the Buyer or any of its Subsidiaries, or any of their respective officers, directors, employees, affiliates or agents, or a duty to the Buyer or any of its Subsidiaries, or any of their respective officers, directors, employees, affiliates or agents, not to trade on the basis of, such material, non-public information, provided that such Receiving Shareholder shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Buyer or any Subsidiary, the Buyer shall simultaneously with the delivery of such notice file such notice with the SEC pursuant to a Report on Form 6-K. The Buyer understands and confirms that each Receiving Shareholder shall be relying on the foregoing covenant in effecting transactions in securities of the Buyer. In the event that as contemplated above, any such Receiving Shareholder does receive any such material non-public information, such Receiving Shareholder acknowledges and agrees that, by virtue of becoming a shareholder of the Buyer and/or by reason of receiving or having access to such information, such Receiving Shareholder may become privy to material non-public information relating to the Buyer and its Subsidiaries (if any). Accordingly, each Receiving Shareholder hereby severally (and not jointly) undertakes and covenants to the Buyer that, with effect from the date hereof (or, where applicable, the date on which such Receiving Shareholder first receives or gains access to such information), and until the Effectiveness Date (as defined in Section 8.9), it shall: (a) comply, and procure that its directors, officers, employees, agents, and Affiliates (to the extent applicable) comply, in all respects with the Buyer’s Insider Trading Policy; (b) not, and shall procure that none of its directors, officers, employees, agents or Affiliates shall, directly or indirectly, deal or engage in any transaction involving the purchase or sale of securities of the Buyer while in possession of material non-public information, or otherwise engage in any conduct in contravention of any applicable laws, rules or regulations relating to insider dealing, market abuse, or the misuse of any such material non-public information; and (c) not disclose, divulge, or communicate any such material non-public information to any third party except in accordance with applicable law and the Insider Trading Policy.

8.7.	Reservation of ADSs and Buyer’s Ordinary Shares. As of the date hereof, the Buyer has reserved and the Buyer shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of ADSs, and associated underlying Buyer’s Ordinary Shares, for the purpose of enabling the Buyer to deliver the ADS’s at Closing, as well as permit the exercise of the Pre-Funded Warrant and the Pre-Funded Milestone Warrant, according to this Agreement.

8.8.	Form D; Blue Sky Filings. The Buyer agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Receiving Shareholder. The Buyer shall take such action as the Buyer shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for sale to each Receiving Shareholder at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, if necessary, and shall provide evidence of such actions promptly upon request of any Receiving Shareholder.

8.9.	Registration Procedures and Expenses.

(a) The Buyer shall file a registration statement providing for the resale by the Receiving Shareholders of the underlying Securities (the “Resale Filing”). The Buyer shall (i) file the Resale Filing within 30 days of the receipt of all information required for the Resale Filing regarding the Company as advised by the Buyer’s legal counsel and auditors (the “Company Information”), including audited financial statements for 2024 and comparison periods, and (ii) to cause such registration statement to become effective within three Trading Days (the “Effectiveness Date”) after the Buyer or its counsel has been advised that the staff of the SEC has “no review” or no further comments and to keep such registration statement effective at all times until the Receiving Shareholders no longer owns any Securities. The Receiving Shareholders shall notify the Buyer promptly, but in any case within 14 days, once it no longer owns any Securities. In the event that the registration statement is not (i) filed by the aforesaid deadlines, then, in addition to any other rights the Receiving Shareholders may have hereunder or under applicable law, on the applicable deadline, and on each monthly anniversary of such deadline until the registration statement is filed, the Buyer shall pay to the Receiving Shareholders an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 1.0% multiplied by the aggregate market value of the Securities. If the Buyer fails to pay any partial liquidated damages pursuant to this Section 8.9 in full within seven days after the date payable, the Buyer will pay interest thereon at a rate of 15% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Receiving Shareholder s, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the registration statement being filed.

(b) Notwithstanding the aforementioned in this Section 8.9, if the Buyer completes the Closing before the Effectiveness Date, the Buyer shall be entitled to postpone the Effectiveness Date by up to additional 60 days.

(a) The Buyer shall provide the Receiving Shareholders an opportunity to review all disclosures regarding the Receiving Shareholders and any plan of distribution proposed by them in connection with the preparation of any registration statement. Notwithstanding anything to the contrary contained herein, in no event shall the Buyer be permitted to name any Receiving Shareholder or Affiliate of a Receiving Shareholder as an “underwriter” without the prior written consent of such Receiving Shareholder; provided, that if the SEC requires that a Receiving Shareholder be identified as a statutory underwriter in a registration statement, such Receiving Shareholder will have the option, in its sole and absolute discretion, to either (i) have the opportunity to withdraw from the registration statement, as the case may be, upon its prompt written request to the Buyer or (ii) be included as such in the registration statement, as the case may be.

8.10.	Form S-8.

With respect to the Granted Options, Buyer shall ensure that its Registration Statement on Form S-8 to be effective commencing no later than the Buyer’s 2025 Form 20-F filing with the SEC has a sufficient number of Buyer’s Ordinary Shares registered thereunder for issuance under the Plan to cover the Granted Options. For so long as any Granted Options remain outstanding, (i) Buyer shall use commercially reasonable efforts to maintain the effectiveness of such registration statement on Form S-8; (ii) Buyer shall promptly file such additional Form S-8 registration statements and/or amendments and/or supplements as may be necessary to register a sufficient number of Buyer’s Ordinary Shares for issuance pursuant thereto upon exercise of the Granted Options; and (iii) Buyer shall reserve a sufficient number of Buyer’s ordinary shares for issuance upon exercise of the Granted Options.

9.	Miscellaneous

9.1.	Limitation on Liability of the Accepting Shareholders. Notwithstanding anything in this Agreement to the contrary, the liability of each Accepting Shareholder shall be several and not joint and shall not exceed under any circumstance whatsoever the consideration received by such Accepting Shareholder pursuant to this Agreement.

9.2.	Release. Each Accepting Shareholder fully and irrevocably waives and releases the Company and its affiliates, shareholders, directors, officers, employees, agents, attorneys, successors, and assigns (“Releasees”) from all claims, known or unknown, related suspected or unsuspected, mature or unmatured, in law, contract or in equity (collectively, the “Claims”) which the Accepting Shareholder in its capacity as a shareholder of the Company (and\or anyone on its behalf) now has or ever had against any of the Releasees, including, but not limited, to this Agreement, the Acquisition, the Transactions and allocation of consideration pursuant to the Agreement.

9.3.	Parties’ Efforts to Close. Each Party to this Agreement shall make reasonable efforts to do all acts and things necessary, proper or advisable (including filing all documents necessary and providing all required information) for effecting the consummation of the Transactions in the most expeditious manner possible, including taking all actions as are necessary to expeditiously satisfy the conditions to Closing set forth in Sections 3.2, 3.3, and 3.4 of this Agreement. Without limiting the generality of the foregoing or any other obligation under this Agreement, the Parties shall make reasonable best efforts, and take reasonable steps necessary, to obtain all the regulatory approvals required for the Closing of the Transactions, and without limiting the generality of the foregoing, shall, take any and all actions reasonably required to avoid, remove or satisfy each and every impediment, limitation or condition imposed by any Governmental Entity or by any other third party in connection with the Transactions, so as to enable the Parties hereto to expeditiously consummate the Transactions as soon as commercially practicable.

9.4.	Confidentiality; Public Announcements.

9.4.1.	Each Party hereby undertakes that, until the Closing, it shall maintain, and shall cause all of its respective directors, officers, and employees, its Affiliates and its shareholders and anyone on their behalf, to maintain, in strict confidence, all Confidential Information, and not to allow any third party to have access to any Confidential Information. Each Party hereby undertakes that it shall, and shall cause all of its respective directors, officers, and employees, its Affiliates and shareholders and anyone on their behalf, to disclose any Confidential Information to its consultants and other representatives (“Authorized Representatives”) only on a “need to know” basis, provided that such Authorized Representatives are bound by confidentiality undertakings which are at least as strict as the undertakings set out herein, and provided further, that it shall remain liable to any unauthorized disclosure of Confidential Information by its and its Affiliates’ Authorized Representatives.

For the purpose of this Section 9.3.1, “Confidential Information” shall mean all documents and information in connection with the Parties, their Subsidiaries, if applicable, and other entities which they hold (or will hold from time to time) and/or their shareholders, including, without limitation, information concerning their activities, operations, results, financial reports and other financial information, proprietary rights, business plans, research and development, services, products, customers, and suppliers, and in connection with this Agreement and any other of the Transaction Agreements. Notwithstanding the foregoing, documents and information shall not be deemed Confidential for the purpose of this Section 9.3.1 if (i) such information is in the public domain at the time of disclosure; (ii) the disclosing Party can demonstrate that such information (a) became publicly available not due to a breach of this Section 9.3.1 by such Party, or (b) was obtained from a third party without breach of any confidentiality obligations; (iii) such information is otherwise required to be disclosed by (a) any applicable law or regulations; (b) a competent court; or (c) a governmental (or quasi-governmental), administrative or regulatory authority, provided, however, that subject to a applicable law a Party will use all reasonable efforts to notify the disclosing Party of the obligation to make such disclosure in advance of the disclosure so that the disclosing Party will have a reasonable opportunity to object to such disclosure.

9.4.2.	As of the Closing, the provisions of Section 9.3.1 shall terminate and be of no further force and effect. If this Agreement is terminated in accordance with its terms prior to the Closing, the Parties, their respective Affiliates and anyone on their behalf will continue to maintain the confidentiality of all information and materials obtained from the other side (or from the other side’s authorized representatives), in accordance with the terms and provisions of Section 9.3.1.

9.4.3.	Notwithstanding anything to the contrary contained herein, Company and Current Shareholders specifically acknowledge and understand that Buyer is a public company traded on Nasdaq, therefore it is required to make certain disclosures and publications under applicable laws which may include this Agreement and/or the Parties’ engagement.

9.5.	Indemnification of Officers and Directors of Company.

9.5.1.	From and after the Closing, Buyer shall fulfill and honor (and shall cause the Company to fulfill and honor) in all respects the obligations of the Company pursuant to any indemnification agreements or provisions under the Current Articles and the RRA to the persons entitled to be indemnified, insured or exculpated pursuant to such provisions (the current and former directors and officers of the Company being referred to collectively as the “D&O Indemnitee”).

9.5.2.	Prior to Closing, the Company shall obtain a seven-year “tail” directors’ and officers’ liability insurance policy covering acts or omissions occurring prior to the Closing Date with respect to the D&O Indemnitees on terms with respect to such coverage and amount no less favourable in the aggregate to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof.

9.5.3.	This Section shall survive the consummation of the Closing, is intended to benefit and may be enforced by the D&O Indemnitees (as third party beneficiaries), and shall be binding on all successors and assigns of Buyer.

9.6.	Entire Agreement. This Agreement constitutes the full and entire understandings and agreements between the parties hereto regarding the subject matters hereof and supersedes all prior agreements, proposals, understandings and arrangements, oral or written, if any between the Parties hereto with respect to the subject matter hereof.

9.7.	Amendment and Waiver. Any term of this Agreement may be amended only with the written consent of all Parties hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

9.8.	Successors. The provisions hereof shall inure to the benefit of, and be binding upon, the Parties, successors, assigns, heirs, executors, and administrators of the Parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.9.	No Assignment. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Parties.

9.10.	Delays or Omissions. No failure, delay or omission to exercise any right, power, or remedy accruing to any party hereto upon any breach or default hereunder shall be deemed a waiver thereof or of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

9.11.	Cumulative Remedies. Subject to the terms of this Agreement, all remedies, either under this Agreement or by law or otherwise, afforded to any party hereto shall be cumulative and not alternative.

9.12.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement, and such unenforceability shall not affect any other provision of this Agreement. Upon such determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.13.	Expenses. Each Party hereto shall bear its respective costs and expenses (including legal fees) incurred by it in connection with his Agreement and the transactions contemplated herein.

9.14.	Further Assurances. Without derogating from the generality of Section 9.1, Company shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

9.15.	Governing Law. This Agreement and the other Transaction Agreements shall be governed by and construed in accordance with the laws of the State of Israel. Any dispute or controversy arising out of or in connection with this Agreement or any of the other Transaction Agreements shall be submitted to the exclusive jurisdiction of the competent courts located in Tel-Aviv, Israel only, to the exclusion of any other court.

9.16.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original enforceable against the party signing such counterpart, and all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement may be signed by electronic means.

9.17.	Schedules and Annexes. As soon as practical following the date of this Agreement, and in any event prior to the Closing Date, the parties shall agree in good faith the form and content of all schedules, annexes, appendices and exhibits which are referenced herein but are not attached hereto as of the date hereof

9.18.	Notices. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be given in person (including by courier service), by registered mail, or by email (provided that written confirmation of receipt is provided), addressed to such Party’s address as set forth below or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision:

if to the Company:	Twine Solutions Ltd. Attention: Allon Maoz, CEO Address: Amal St.1, Rosh Haayin Israel E-mail:

With a copy (which shall not constitute notice) to: Fischer (FBC & Co.) Address: 146 Menachem Begin Rd., Tel Aviv-Jaffa, Israel Attention: Guy Lotem, Adv. Telephone No.: Email:

if to the Buyer:	Steakholder Foods Ltd. Attention: Arik Kaufman, CEO Address: PO Box 4061, Ness Ziona 7414001, Israel E-mail:

With a copy (which shall not constitute notice) to: DTKGG & Co. BSR 4 Tower, 33 floor Adress: 7 Metsada Street, Bnei Brak, Israel Attention: Ronen Kantor, Adv. Telephone No.: E-mail:

Or such other address with respect to a Party as such Party shall notify each other party in writing as above provided. All communications delivered in person (including by courier service) shall be deemed to have been given upon delivery, those given by email shall be deemed given on the Business Day following transmission with confirmed answer back, and all notices and other communications sent by registered mail shall be deemed given five (5) days after posting.

9.19.	Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

9.20.	Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Agreements and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Agreements or any amendments thereto. In addition, each and every reference to ADS and share prices and ADSs and Ordinary Shares in any Transaction Document shall be subject to adjustment for reverse and forward share splits, share dividends, share combinations and other similar transactions of the ADSs and Ordinary Shares that occur after the date of this Agreement.

9.21.	Termination. This Agreement may be terminated by the Company or by the Current Shareholders, by written notice to the Buyer, if the Closing has not been consummated on or before November 15, 2025 provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Share Purchase Agreement on the date first above written.

The Company:		The Buyer:

Twine Solutions Ltd.		Steakholder Foods Ltd.

By: Allon Maoz		By: Arik Kaufman
Title: Chief Executive Officer		Title: Chief Executive Officer

Signature:	/s/ Allon Maoz	Signature:	/s/ Arik Kaufman

Accepting Shareholder:		Accepting Shareholder:

Gefen Capital Investments L.P		New Era Capital Partners L.P.

By: Limor Ganot		By: Ran Simcha
Title: Partner		Title: Managing Partner

Signature:	/s/ Limor Ganot	Signature:	/s/ Ran Simcha

Accepting Shareholder:		Accepting Shareholder:

New Era Capital Partners SPV V, L.P.		Second Delaware 2003, LLC

By: Ran Simcha		By: Robert Keane
Title: Managing Partner		Title: Manager

Signature:	/s/ Ran Simcha	Signature:	/s/ Robert Keane

[Signature Pages to Twine Solutions Ltd. September 2025 SPA]

Accepting Shareholder:		Accepting Shareholder:

Coats Industrial Europe Holdings B.V		Maruito Co., Ltd.

By: Jeffrey Soal		By: Hiroki Ishiguro
Title: Legal Director		Title: President

Signature:	/s/ Jeffrey Soal	Signature:	/s/ Hiroki Ishiguro

Accepting Shareholder:		Accepting Shareholder:

Alon Bar Shany		8834512 Canada Inc.

By: Ben Lieberman
Signature:	/s/ Alon Bar Shany	Title: Director

		Signature:	/s/ Ben Lieberman

[Signature Pages to Twine Solutions Ltd. September 2025 SPA]